EXHIBIT 99.1

MERCHANTS METALS, INC.

8-1-01 --- 7-31-04

AGREEMENT

INDEX

PARTIES TO AGREEMENT, EFFECTIVE DATE	PREAMBLE
BARGAINING UNIT-MAINTENANCE WORK	1
INTERNATIONAL UNION NOT A PARTY	2
UNION RECOGNITION	3
UNION SECURITY	4
CHECK-OFF OF UNION DUES-
INITIATION AND/OR REINSTATEMENT FEES	5
MANAGEMENT PREROGATIVES-SHOP RULES	6
REGULAR HOURS OF EMPLOYMENT	7
OVERTIME PAY-OVERTIME WORK	8
RECOGNIZED HOLIDAYS-"HOLIDAY PAY"	9
CLASSIFICATIONS-WORK ASSIGNMENTS-RATES OF PAY	10
PAY DAYS, BONUS AND PIECE WORK	11
REPORTING PAY	12
VACATIONS	13
SHOPMEN'S IRONWORKERS HEALTH & WELFARE TRUST FUND	14
RETIREMENT PLAN	14-A
ERECTION AND FIELD FABRICATION	15
APPRENTICES	16
SENIORITY	17
LEAVE OF ABSENCE	18
GRIEVANCE PROCEDURE	19
ARBITRATION	20
STRIKES AND LOCKOUTS	21
PLANT VISITATION	22
BULLETIN BOARDS	23
SAFETY AND HEALTH	24
SAVING CLAUSE	25
INTERIM AMENDMENT	26
DURATION AND TERMINATION	27

AGREEMENT

THIS AGREEMENT, executed and effective as of the 1st day of August, 2001, by and between

MERCHANTS METALS, INC.

12482 East Putnam Street, Whittier, California 90602 ---------------------------------------------------- Street Address City State Zip Code its successor or assigns, hereinafter referred to as the "Company", and SHOPMEN'S LOCAL UNION NO. 509 of the INTERNATIONAL ASSOCIATION OF BRIDGE, STRUCTURAL, ORNAMENTAL & REINFORCING IRON WORKERS (affiliated with A.F.L.-C.I.O.) hereinafter referred to as the "Union", as the agent for and acting in behalf of the Company's production and maintenance employees as the term "production and maintenance employees" are defined in Section 1 hereof, WITNESSETH THAT THE PARTIES HAVE AGREED AS FOLLOWS:

SECTION 1

BARGAINING UNIT-MAINTENANCE WORK

(A) This Agreement shall be applicable to all production and maintenance employees of the Company (hereinafter referred to as "employees") engaged in the fabrication of iron, steel, metal, and other products, or in the warehousing or transportation of said products, or in maintenance work in or about the Company's plant or plants located at Whittier, California, and vicinity, and to work done by such production and maintenance employees. The Company hereby recognizes and confirms the right of its production and maintenance employees covered by this Agreement to perform all work done by the Company in or about said plant or plants in connection with the fabricating of iron, steel, metal, and other products and in connection with such maintenance work, and for the duration of this Agreement hereby assigns such work to said production and maintenance employees solely and to the exclusion of all other unions, crafts, employees groups, and to the exclusion of all other employees of the Company not covered by this Agreement. Production and maintenance work shall not be performed by supervisors or other persons who are excluded from

(Section 1 continued on page 1-a)

Section 1. (Continued)

the bargaining unit as set forth and described in this Section 1, except for the purpose of instructing employees, or demonstrating proper methods and procedure of performing work operations or in cases of emergency. This Agreement is not intended and shall not be construed to extend to office or clerical employees, draftsmen, engineering employees, watchmen, guards or supervisors, nor to erection, installation or construction work, or to employees engaged in such work.

(B) "Maintenance employees" hereinafter referred to is intended to include employees of the Company engaged in the ordinary upkeep and repair of the Company's machinery, plant and property, provided, however, major extensions and major remodeling shall not be considered "maintenance" as that term is used herein.

(C) The Company and the Union agree that the provisions of this Agreement shall be applicable to all employees included in the bargaining unit herein described in this Section 1, irrespective of race, color, religion, sex, national origin, disability or age; and further agree that the provisions of this

(Section 1 continued on page 1-b)

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Section 1. (Continued)

Agreement will not be applied in a manner whereby an employee or an applicant for employment, will be discriminated against because of race, color, religion, sex, national origin, disability or age.

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SECTION 2

INTERNATIONAL UNION NOT A PARTY

The International Association of Bridge, Structural, Ornamental and Reinforcing Iron Workers, the parent body of the Union (hereinafter referred to as the "International"), is not a party to this Agreement and assumes no responsibility or liability under this Agreement and similarly shall have no right of redress thereunder against the Company for breach hereof. However, before this Agreement and any amendments thereto may become binding and effective, the International must approve this Agreement and/or such amendments as to form. Such approval by the International as to form shall not be construed to make the International a party to this Agreement or any amendments thereto or make said International, or any of its officers or agents, responsible or liable for any breach of this Agreement or any amendment thereto; and similarly such approval as to form shall not be construed to give the International, or any of its officers or agents, any right of redress against the Company for breach hereof.

SECTION 3

UNION RECOGNITION

The Company recognizes the Union as the exclusive representative and agent for all of the Company's production and maintenance employees, as defined in Section 1 hereof, for the purpose of collective bargaining with respect to rates of pay, wages, hours of employment and other conditions of employment.

SECTION 4

UNION SECURITY

(A) Each of the Company's employees included in the bargaining unit described and set forth in Section 1 hereof shall, as a condition of employment, be or become a member of the Union not later than the thirty-first day following the effective date of this Agreement, or not later than the thirty-first day following the beginning of his or her employment, whichever is the later; and each such employee shall, as a condition of continued employment, remain a member of the Union in good standing to the extent authorized by Section 8(a)(3) of the Labor-Management Relations Act, 1947.

(B) Within three (3) workdays upon receipt of a written notice from the Union that an employee has not acquired membership in the Union or has not maintained his or her membership in good standing therein as provided for in Subsection (A) of this Section, the Company shall notify such employee that as a condition of employment he or she must comply with the provisions of Subsection (A) above within the next succeeding three (3) workdays; and if, at the end of such three (3) work-

(Section 4 continued on page 4-a)

Section 4. (Continued)

days, the employee does not furnish the Company documentary proof of compliance, such employee shall be discharged.

(C) The Company shall give each newly hired employee and each employee recalled to work after being laid off, or otherwise absent from work for more than thirty (30) days, a form in duplicate showing such employee's classification, his or her straight-time hourly rate, and Social Security number. Each such employee shall submit one copy of the above-mentioned form to the Chief Shop Steward for the Union before starting to work, or at such time as may be mutually agreed upon by the Chief Shop Steward and the Shop Foreman for the Company.

(D) The Company signatory to this Agreement is engaged in the manufacture of various products, which requires the employment of persons who, through experience and training, have acquired the ability to proficiently perform work operations existing in the Company's plant and among the members of the Union are individuals who have acquired such experience and ability, some of whom are, from time to time, unemployed; therefore, in order to enable the Company to obtain the services

(Section 4 continued on page 4-b)

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Section 4. (Continued)

of qualified individuals, the Company agrees that when in need of additional employees, it will notify the Union and request the Union's assistance in obtaining the services of such qualified persons. Upon receipt of such request, the Union agrees that if any of its members who are unemployed are qualified to perform the work operation in question, it will notify such individuals of the Company's request and suggest that such individuals make application for employment with the Company. It is expressly understood and agreed that the provisions of this Subsection shall not be construed, interpreted or applied in any manner that would be in conflict with or in violation of the provisions of the Labor-Management Relations Act, 1947, as amended.

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SECTION 5

CHECK-OFF OF UNION DUES-INITIATION AND/OR REINSTATEMENT FEES

(A) Upon receipt of a an authorization signed by any employee to whom this Agreement is applicable, the Company shall, pursuant to the provisions of such authorization, deduct from such employee's earnings, on the first pay-day in each month, the amount owed to the Union by each such employee for Union dues; however, should any such employee have no earnings due him or her on the first pay-day in any month or should such employee's earnings be less than the amount such employee owes the Union for dues, then, in that event, the deduction shall be made from the employee's earnings on the next succeeding pay-day on which his or her earnings are sufficient to cover the amount of dues owed to the Union by such employee. The Union shall bill the Company for Union dues each month. A bill will be sent to the Company which shall contain the employee's name, Social Security number, and amount of dues owed to the Union. If there are any changes in the status of an employee, the Company shall note this on the billing, in order for the Union to make the changes on the following billing. The Company shall notify the Union in

(Section 5 continued on page 5-a)

Section 5. (Continued)

writing, within three (3) days, of all newly hired employees, employees re-hired, employees recalled from layoff and employees returning to work. The Union will furnish the Company with a form to complete and return to the Union for the above purposes. Before the twentieth of each month the Company shall mail to the Financial Secretary of the Union a check made payable to the Union for the amount of dues the Union has billed for and the Company has deducted during the month, accompanied by two (2) copies of the billing. Upon receipt of such check and copies of the billing, said Financial Secretary of the Union shall sign one copy of the billing, acknowledging receipt thereof, and return the signed copy to the Company.

(B) As of the effective date of this Agreement, the Union dues shall be the amount prescribed by the Union. Such dues shall not be changed except in accordance with the applicable provisions of the International Constitution and/or By-Laws of the Union, and in such event, the Financial Secretary of the Union shall notify the Company, in writing, and the amount of monthly dues as so changed shall thereafter be deducted by the

(Section 5 continued on page 5-b)

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Section 5. (Continued)

Company from each such employee's earnings. The aforementioned authorization directing the Company to make the deductions as hereinabove provided for, when signed by an employee shall be irrevocable for the duration of this Agreement or for a period of one (1) year, whichever date occurs first; and in the event any such employee desires to revoke such authorization on either of such dates, written notice thereof shall be given by such employee to the Company in accordance with the applicable provisions of such authorization; and the Company agrees to furnish the Union a copy of such notice.

(C) Upon receipt of an authorization signed by any employee to whom this Agreement is applicable, the Company shall withhold from such employee's earnings the amount specified therein for payment of Initiation and/or Reinstatement Fee. Such amount specified in such authorization shall be withheld from the earnings of such employee in accordance with the provisions of such authorization and shall be transmitted to the Financial Secretary of the Union in the same manner as prescribed in Subsection (A) above with respect to Union dues which are

(Section 5 continued on page 5-c)

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Section 5. (Continued)

withheld by the Company; and when the full amount of such fee has been withheld from such employee's earnings and transmitted to the Union, such authorization shall be null and void and shall thereafter have no further force or effect.

(D) It is expressly understood and agreed that, upon receipt of proper proof, the Union will refund the Company, or to the employee involved, any Union dues, Initiation and/or Reinstatement Fees erroneously withheld from an employee's earnings by the Company and paid to the Union.

(E) Upon receipt of an authorization signed by any employee to whom this Agreement is applicable, the Company shall withhold from such employee's earnings the amount specified therein for payment to the Credit Union of the Union's choice, providing that the named Credit Union will accept payments in this manner and provided further that the Credit Union is duly licensed and chartered by either the State of California or the Federal Government.

(F) The Union agrees to indemnify and save the Company harmless against any and all claims, demands, suits, costs, or other forms of liability that may arise out of or by reason of the operation or enforcement of the provisions of this Section.

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SECTION 6

MANAGEMENT PREROGATIVES-SHOP RULES

(A) The management of the Company's plant or plants and the direction of its working forces, including the right to establish new jobs, abolish or change existing jobs, increase or decrease the number of jobs, change materials, processes, products, equipment and operations shall be vested exclusively in the Company, provided the provisions of this Agreement are not violated. Subject to the provisions of this Agreement, the Company shall have the right to schedule and assign work to be performed and the right to hire or re-hire employees, promote, recall employees who are laid-off, demote, suspend, discipline or discharge for proper cause, transfer or lay off employees because of lack of work or other legitimate reasons, it being understood, however, the Company shall not discipline or discharge an employee except for proper cause, or otherwise improperly discriminate against an employee.

(B) The Company shall have the right to establish, maintain and enforce reasonable rules and regulations to assure orderly plant operations, it being understood and agreed that such rules

(Section 6 continued on page 6-a)

Section 6. (Continued)

and regulations shall not be inconsistent or in conflict with the provisions of this Agreement. The Company shall maintain on its bulletin boards and furnish the Union with a written or printed copy of all such rules and regulations and all changes therein. Changes in existing rules and regulations, as well as new rules and regulations promulgated by the Company shall not become effective until five (5) regular workdays after copies thereof have been furnished to the Union and posted on the Company's bulletin boards.

(C) The Company agrees that in order to provide, to the greatest extent possible, stable employment for the employees to whom this Agreement is applicable, it will not sublet, subcontract, or otherwise assign to any firm or individual the fabrication of any material which can be fabricated or manufactured in the Company's plant covered by this Agreement, unless all employees to whom this Agreement is applicable, who have acquired a seniority status, are working the number of hours constituting their regular work-week, it being understood , however, in instances whereby the Company does not have the

(Section 6 continued on page 6-b)

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Section 6. (Continued)

available facilities, equipment or skilled employees, the foregoing restriction shall not apply and, in such event, the Company shall be permitted to subcontract such work due to such inability.

(D) The Company shall have the right to establish and enforce a reasonable drug policy, it being understood that such drug policy shall not be inconsistent or in conflict with the provisions of this Agreement nor shall such drug policy be used in a discriminatory manner.

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SECTION 7

REGULAR HOURS OF EMPLOYMENT

(A) When only one shift is employed, a regular workday shall consist of eight (8) consecutive hours, exclusive of the lunch period, with pay for eight (8) hours, with a starting time between the hours of 6:00 A.M. and 8:00 A.M. and a quitting time between the hours of 2:30 P.M. and 4:30 P.M., and the regular work-week shall consist of forty (40) hours.

(B) When two shifts are employed, a regular workday for the first shift shall consist of eight (8) consecutive hours, exclusive of the lunch period, with pay for eight (8) hours, with a starting time between the hours of 6:00 A.M. and 8:00 A.M. and a quitting time between the hours of 2:30 P.M. and 4:30 P.M., and a regular work-week for the first shift shall consist of forty (40) hours; a regular workday for the second shift shall consist of seven and one-half (7 1/2) consecutive hours, exclusive of the lunch period, with pay for eight (8) hours, and the regular work-week for the second shift shall consist of thirty-seven and one-half (37 1/2) hours.

(Section 7 continued on page 7-a)

Section 7. (Continued)

(C) When three shifts are employed, a regular workday for the first shift shall consist of eight (8) consecutive hours, exclusive of the lunch period, with pay for eight (8) hours, with a starting time between the hours of 6:00 A.M. and 8:00 A.M. and a quitting time between the hours of 2:30 P.M. and 4:30 P.M., and the regular work-week for the first shift shall consist of forty (40) hours; a regular workday for the second shift shall consist of seven and one-half (7 1/2) consecutive hours, exclusive of the lunch period, with pay for eight (8) hours, and the regular work-week for the second shift shall consist of thirty-seven and one-half (37 1/2) hours; a regular workday for the third shift shall consist of seven (7) consecutive hours, exclusive of the lunch period, with pay for eight (8) hours, and the regular work-week for the third shift shall consist of thirty-five (35) hours.

(D) The second and third shifts, respectively, (if any) shall immediately follow the preceding shift.

(E) Monday through Friday shall constitute the regular workday, and the regular work-week.

(F) The starting time and quitting time of the various

(Section 7 continued on page 7-b)

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Section 7. (Continued)

shifts, as herein provided for, may be changed from time to time, at the discretion of the Company, provided, however, that the employees affected receive at least five (5) workdays notice of such change.

(G) The foregoing provisions of this Section describe the regular workday and regular work-week and are not intended to be construed as a guarantee of hours of work per day or per week, or days of work per week. The regular scheduled work-week for each employee shall begin with the starting of his or her regularly scheduled shift on Monday of each week as hereinabove set forth.

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SECTION 8

OVERTIME PAY-OVERTIME WORK

(A) All work done by an employee before or after the regular work hours on any shift and all work done in excess of the regular workday or regular work-week for any shift, shall be paid for at the rate of one and one-half times such employee's current regular straight-time hourly rate for the first four (4) hours, and two times such employee's regular straight-time hourly rate thereafter.

(B) All work done by an employee on Saturday shall be paid for at the rate of one and one-half times such employee's current regular straight-time hourly rate; however, employees assigned to the second and third shifts, if any, for the preceding Friday shall complete such shift(s) on Saturday morning at such employee's applicable rate for the preceding Friday.

(C) All work done by an employee on Sunday shall be paid for at double such employee's current regular straight-time hourly rate; however, employees assigned to the second and third shifts, if any, for the preceding Saturday shall complete such

(Section 8 continued on page 8-a)

Section 8. (Continued)

shift(s) on Sunday morning at the rate applicable for the preceding Saturday.

(D) All work done by an employee on any recognized holiday specified in the succeeding Section, or day observed as such, shall be paid for at double such employee's current regular straight-time hourly rate; however, employees assigned to the second and third shifts, if any, for the preceding day shall complete such shift(s) on the morning of such holiday at the rate applicable for the preceding day.

(E) The foregoing provisions of this Section are not intended and shall not be construed as preventing overtime work. Preference in the assigning of overtime work shall be given employees with the greatest length of continuous service, who are qualified to perform the work operation in question. When, in the opinion of the Company, it is necessary to work overtime, employees entitled to such work, as hereinabove provided, shall be given at least eight (8) hours advance notice thereof and, in the event such notice is given, the employee(s) shall be expected

(Section 8 continued on page 8-b)

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Section 8. (Continued)

to work a reasonable amount of overtime except for good and sufficient cause. Employees shall not be compelled to (but, if requested to do so by the Company, may at their own discretion) work more than twelve (12) consecutive hours, exclusive of the lunch period, in any twenty-four (24) consecutive hour period or more than fifty-eight (58) hours in any week, which shall be construed to mean Monday through Sunday.

(F) Any employee, who works two (2) or more hours after the regular quitting time of such employees' shift, shall, at the end of the first two (2) hours, be granted a thirty (30) minute lunch period without pay; and, at the end of each subsequent four (4) hours of work, shall be granted a thirty (30) minute lunch period with pay therefor at the applicable overtime rate.

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SECTION 9

RECOGNIZED HOLIDAYS-"HOLIDAY PAY"

(A) For the purpose of this Agreement, the following shall be recognized as holidays: New Year's Day, Good Friday, Memorial Day (to be observed the last Monday in May), Independence Day, Labor Day, Thanksgiving Day, Friday immediately following Thanksgiving Day, Christmas Eve Day, and Christmas Day, or days observed as such. Should any of the following holidays occur on Sunday, the following Monday instead of such Sunday shall be recognized and observed as the holiday in question. All work done by an employee on any of the foregoing holidays, or days observed as such, shall, in accordance with the provisions of the preceding Section, be paid for at double the regular straight- time hourly rate. No work shall be done on Labor Day except where absolutely necessary to avoid hazard to life or property.

(B) Each employee shall be paid eight (8) hours "Holiday Pay" at his or her regular straight-time hourly rate for each of the following holidays: New Year's Day, Good Friday, Memorial Day (to be observed the last Monday in May), Independence Day, Labor Day, Thanksgiving Day, Friday immediately following

(Section 9 continued on page 9-a)

Section 9. (Continued)

Thanksgiving Day, Christmas Eve Day, and Christmas Day, or days observed as such, including any such holiday that occurs or is observed on Saturday, which shall be in addition to pay for work done on such holiday, or day observed as such, as provided for in Subsection (A) above. Should any of the foregoing holidays occur or be observed during the vacation period of any employee, such employee shall, in accordance with the provisions of this Section, be paid eight (8) hours "Holiday Pay" for such holiday in addition to his or her vacation pay.

(C) In order to be eligible to receive pay for any of the above-mentioned holidays, or days observed as such, as provided for in Subsection (B) above, an employee must have been employed by the Company fourteen (14) calendar days or more prior to the occurrence or observance of the holiday in question. An employee who is not on the current payroll of the Company as of the occurrence or observance of any of the holidays mentioned in Subsection (B) above, or days observed as such, because of layoff by the Company that commenced not more than fourteen (14) calendar days next preceding the holiday in question or because

(Section 9 continued on page 9-b)

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Section 9. (Continued)

of confirmed illness that commenced not more than sixty (60) calendar days next preceding the holiday in question, or injury that commenced or recurs not more than sixty (60) calendar days next preceding the holiday in question shall nevertheless be paid for eight (8) hours at his or her regular straight-time hourly rate for such holiday as provided in Subsection (B) above. Except for the foregoing, any employee otherwise qualified for holiday pay must work his or her full regularly-scheduled shifts immediately preceding and immediately following the designated holiday except for a reasonable excuse as determined by the Company.

(D) Notwithstanding any provisions contained in Subsection (A) of this Section to the contrary, it is understood and agreed that if, during the term of this Agreement, Christmas Eve Day occurs on a Saturday or Sunday, the Friday immediately preceding such Saturday or Sunday, as the case may be, shall be recognized and observed as the holiday in lieu of Christmas Eve Day.

(E) An employees's birthday shall not be construed as being a "recognized holiday", as such term is used in this Section.

(Section 9 continued on page 9-c)

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Section 9. (Continued)

However, each employee to whom this Agreement is applicable who shall have met the eligibility requirements set forth in Subsection (C) of this Section shall not be required to perform work on his or her birthday during each year this Agreement remains in effect; and such employee shall be paid for eight (8) hours at his or her regular straight-time hourly rate for such day, including the birthday of any employee occurring on Saturday or during his or her vacation period. Should an employee's birthday occur on Sunday, or any of the holidays enumerated in this Section, or day observed as such, the next regular workday immediately following such Sunday or following such holiday shall be observed as the employee's birthday. Should an employee perform work on his birthday, or day observed as such, all work performed on such day shall be paid for at the rate of double time in addition to eight (8) hours' pay at such employee's regular straight-time hourly rate. Employee's must inform their Supervisor one (1) week prior to the occurrence of his or her birthday.

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SECTION 10

CLASSIFICATIONS - WORK ASSIGNMENTS - RATES OF PAY

(A) Each employee shall be classified in the hereinafter-mentioned classification which covers the work operation he or she performs for the Company. Effective August 1, 2001, the current hourly rate of each employee shall be increased by four (4%) percent and will remain until midnight July 31, 2002, not less than the minimum hourly wage rate hereinafter set forth in Column "A" for the classification in which he or she is included or classified. Effective August 1, 2002, the current hourly rate of each employee shall be increased by three and one quarter (3.25%) percent and will remain until midnight July 31, 2003, not less than the minimum hourly wage rate hereinafter set forth in Column "B" for the classification in which he or she is included or classified. Effective August 1, 2003, the current hourly rate of each employee shall be increased by three and one quarter (3.25%) percent and will remain for the duration of this Agreement, not less than the minimum hourly wage rate hereinafter set forth in Column "C" for the classification in which he or she is included or classified.

(Section 10 continued on page 10-a)

SECTION 10. (Continued)

CLASSIFICATION	Eff. 8-1-01 MINIMUM WAGE RATE COLUMN "A"	Eff. 8-1-02 MINIMUM WAGE RATE COLUMN "B"	Eff. 8-1-03 MINIMUM WAGE RATE COLUMN "C"
MAINTENANCE MECHANIC
CLASS 1	$ 15.00	$ 15.49	$ 15.99
(Capable of all around maintenance duties including electrical skills.)

CLASS 2	13.25	13.68	14.13
(Capable of all around maintenance duties excluding electrical skills.)

CLASS 3	10.85	11.20	11.57
(Trainee position with basic mechanical skills only.)

TRUCK DRIVER	12.00	12.39	12.79
(Requires Class B License)

KETTLEMEN	12.00	12.39	12.79

WEAVING MACHINE OPERATOR

CLASS 1	12.00	12.39	12.79
(Capable of running all weaving machines and performing required set-ups.)

CLASS 2	11.60	11.98	12.37
(Capable of running vinyl and black wire and performing required set-ups.)

CLASS 3	11.00	11.36	11.73
(Capable of running black wire and performing required set-ups.)

CLASS 4	10.85	11.20	11.57
(Capable of pulling black wire rolls only, in training to perform set-up on black wire machines.)

(Section 10 continued on page 10-b)

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Section 10. (Continued)

CLASSIFICATION	Eff. 8-1-01 MINIMUM WAGE RATE COLUMN "A"	Eff. 8-1-02 MINIMUM WAGE RATE COLUMN "B'	Eff. 8-1-03 MINIMUM WAGE RATE COLUMN "C"
SHIPPER	$ 11.65	$ 12.03	$ 12.42
(Capable of loading trucks and handling orders.)

WIRE DRAWING	11.27	11.64	12.01

FORK LIFT OPERATOR	11.04	11.40	11.77

MATERIAL HANDLERS	10.85	11.20	11.57
(Capable of operating pallet jacks.)

GENERAL PRODUCTION
WORKER	10.85	11.20	11.57

JANITOR	7.02	7.25	7.48

In addition to the above stated yearly percentage increases, Operators who run four (4) or more machines, shall be assisted by a Class 4 Weaving Machine Operator or a General Production Worker, and shall be paid for one (1) additional hour of pay at the rate of one and one-half (1 1/2) his or her current hourly wage rate each day.

(Section 10 continued on page 10-c)

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Section 10. (Continued)

LEADMAN - Shall receive not less than thirteen (.13) cents per hour above the highest man supervised.

When an employee is assigned as a "Trainee" he or she shall be given credit for any training and experience he or she has acquired that would assist in qualifying for the class of work for which he or she is being trained and shall be paid accordingly. Representatives designated by the Company and the Shop Committee shall evaluate the trainee's past experience and agree as to the amount of credit, if any, he or she should be given when starting the training period.

(B) Each employee's regular straight-time hourly rate shall be increased the sum of ten ($.10) cents per hour during the period such employee is assigned to the second shift. Each employee's regular straight-time hourly rate shall be increased the sum of fifteen ($.15) cents per hour during the period such employee is assigned to the third shift.

(C) It is recognized that from time to time it may be necessary for the Company to temporarily assign employees to a work operation other than that on which they are normally

(Section 10 continued on page 10-d)

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Section 10. (Continued)

employed, therefore, the Company may, in accordance with the following provisions, temporarily assign any employee to perform any work operation; however, if an employee is assigned forty (40) hours or more in two (2) consecutive pay periods to a work operation for which the minimum wage rate herein specified is higher than his or her regular straight-time hourly wage rate, then, in that event, such employee shall be paid not less than the minimum wage rate herein specified for the work operation for the entire period of such assignment. Notwithstanding the foregoing, it is understood and agreed that should temporary assignments to a higher-rated work operation exceed one hundred eight (180) clock hours in a ten (10) week period, then, in that event, such assignment(s) shall be made in accordance with the seniority provisions hereinafter set forth. The regular straight-time hourly wage rate of an employee who is temporarily assigned to a work operation for which the minimum wage rate herein specified is lower than his or her regular straight-time hourly rate shall not be reduced; nor shall there be any

(Section 10 continued on page 10-e)

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Section 10. (Continued)

reduction in the regular straight-time hourly wage rate of any employee for the duration of this Agreement except as the result of the application of the seniority provisions hereinafter set forth, even though the employee may be receiving more than the minimum wage rate herein specified for the classification in which he or she is included or classified.

(D) The rates of pay set forth in Subsection (A) of this Section are minimum straight-time hourly wage rates, and nothing contained herein shall be construed as prohibiting or requiring the Company to grant individual employees, for length of service or other reasons, a wage increase which would result in such employee's regular straight-time hourly wage rate being in excess of the minimum wage rate herein specified for the work operation he or she performs; however, in the event any such wage increases are granted; the Company shall notify the Union, in writing, of the names of the employees who are granted an increase, the amount of such increase, the effective date thereof, and the reason therefor.

(Section 10 continued on page 10-f)

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Section 10. (Continued)

(E) Should it be determined that there exists a work operation in the Company's plant for which the classifications set forth in Subsection (A) of this Section would not be applicable, or should the Company undertake work operations for which such classifications are not applicable, then, in either event, classifications for such work operations and minimum wage rates thereof shall be established through prompt negotiations between the Company and the Union; and when such classifications and minimum wage rates have been determined (it being understood such determination shall be made within thirty (30) days after the commencement of such work operations), the provisions thereof shall become effective as of the time such work operations commence, or retroactive thereto.

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ADDENDUM

This Addendum has been agreed to by both the Union and the Company and will be in force during the life of this Agreement.

On the first pay day after October 1, 2001, every bargaining unit employee otherwise eligible for health insurance coverage provided for in Section 14 will contribute $4.40 a week towards the cost of his or her health coverage.

On the first pay day after August 1, 2002, the contribution described above will increase to $5.00 per week. On the first pay day after August 1, 2003, the contribution will increase to $5.50 a week.

As long as the employees' contribution is received for each employee, the Company will remit the amount set forth in Section 14 to the Union's Health & Welfare Trust as previously agreed to in the Section.

The employee contribution must be made weekly to the Company for the term of this Agreement or the Company will not remit the Company's Health Contribution to the Union.

(Addendum continued on page A-a)

-A-

Addendum. (Continued)

The employee will provide written authorization to the Company, and the Company will deduct the employee contribution from the employee's paycheck on each payday.

Signed this 1st day of October, 2001.

FOR:

SHOPMEN'S LOCAL UNION MERCHANT METALS, INC. NO. 509

/s/ SAM MARTINEZ /s/ GARY HOFFPAUIR -------------------------- --------------------------- (Business Manager) (Person Authorized to Sign)

-A-a-

MEMORANDUM OF UNDERSTANDING

TEMPORARY RECALLS

Employees while on layoff may call the employee telephone line between the hours of 7:00 A.M. and 8:00 A.M. and leave their name, a call back telephone number and a message that they are available for work that day. If the Company needs an unskilled employee that day for one (1) or more hours, it will call back those employees who left their message first, prior to using a temporary service for that day.

The Company may have the employee(s) report for work the following day or two (2) days if the assignment is extended. Employee(s) who report, will receive at least one (1) hour's pay, unless he or she refuses the job after reporting. If an employee accepts the work but does not report to work, the Company may discipline accordingly.

Neither the employee(s) or the Union may grieve any reasonable attempt by the Company to comply with this procedure.

Signed this 1st of October 2001.

FOR: SHOPMEN'S LOCAL UNION MERCHANTS METALS, INC. NO. 509

/s/ SAM MARTINEZ /s/ GARY HOFFPAUIR ------------------------ ------------------------- (Business Manager) (Person Authorized to Sign)

-MU-

SECTION 11

PAY DAYS, BONUS AND PIECE WORK

(A) Employees shall be paid on a regular designated pay day once each week in cash or by check, which pay shall be delivered to each employee before the end of his or her regular quitting time on such day. Employees not paid as designated above shall, except in cases of emergency which is beyond the Company's control, be paid double their regular hourly rate for all time they must wait for such pay. When an employee is laid off or discharged, he or she shall be paid off immediately in cash or by check.

(B) There shall be no piece or contract work by the employees and all work performed shall be paid for on an hourly basis.

(C) In the event the Company desires to establish an "Incentive Bonus Plan", such Plan shall be subject to negotiations and shall not be put into effect until mutually agreed to by the Company and the Union and, in any event, the provisions of such Plan shall apply equally to all production and maintenance employees to whom this Agreement is applicable.

SECTION 12

REPORTING PAY

(A) Any employee who is scheduled or required to and does report for work on any day and is not put to work for at least four (4) hours shall be paid at the applicable rate for four (4) hours' actual work on that day, except where failure to do so put such employee to work is occasioned by non-operation of the plant, or a substantial part thereof, as a result of fire, Act of God, failure of plant or major breakdown of equipment.

(B) Any employee who, by order of the Company, reports for work during the twelve (12) consecutive hours immediately following the regular quitting time of his or her regular shift shall, for all time worked during such twelve-hour period, be paid the applicable overtime rate thereof, or such employee shall receive four (4) hours' pay at the applicable overtime rate, whichever is greater, provided that an employee at his or her own discretion may transfer from the second or third shift to the first shift in less than the twelve hors referred to in this Subsection (B) at his or her regular straight-time hourly rate.

(C) Any employee injured at the Company's plant, who is

(Section 12 continued on page 12-a)

Section 12. (Continued)

sent to a doctor and returns to work during his or her regular working hours the same day, shall be paid by the Company the applicable wage rate for such time thereby lost on such day by such employee; and if he or she shall, on any subsequent day on which he or she performs work for the Company, if required by the doctor to return during work hours for treatment of such injury, or subsequently returned to the doctor, as a result of a recurrent injury, such visits to the doctor shall be during his or her regular working hours. If the employee shall first obtain Company approval for such visit (which approval shall not be arbitrarily withheld) he or she shall be paid by the Company the applicable wage rate for such time thereby lost on such day by such employee. Should an injured employee be admitted to a hospital or be instructed by the Company or the doctor to refrain from performing further work on the day such employee is injured, such employee shall receive the applicable hourly rate for the entire workday.

-12-a-

SECTION 13

VACATIONS

(A) Each of the Company's employees to whom this Agreement is applicable, who, in each year this Agreement remains in effect, shall have been in the continuous service of the Company (as the term "continuous service" is used in Section 17 of this Agreement) at least twelve months, and who shall have worked during the period establishing his or her vacation eligibility, as hereinafter set forth, the requisite and qualifying number of hours hereinafter required and set forth, shall be granted a vacation in accordance with the following schedule, with pay at the regular straight-time hourly rate received by such employee at the time the vacation is taken.

Length of Employee's Continuous Service with the Company	Number of Consecutive Days (Calendar) Vacation Commencing Monday	Number of Vacation Hours Pay
1 but less than 2 years	7	40

2 but less than 3 years	10	60

3 but less than 10 years	14	80

10 years or more	21	120

(Section 13 continued on page 13-a)

Section 13. (Continued)

(B) As a further condition of participating in the foregoing plan employees, otherwise eligible for a vacation thereunder, and whose continuous employment with the Company is twelve (12) months or more, must have worked for the Company during the year next preceding the latest anniversary of the first day of employment the eligibility date in the contract year then current a total of at least 1,560 clock hours.

(C) Should an employee who, after having acquired nine (9) months' or more service with the Company, fail to fulfill the foregoing qualifications for vacation either as a result of failure to work the qualifying number of clock hours, or as result to termination for any reason whatsoever, or as a result of a layoff provided the request is made by such employee, such employee shall receive prorated vacation pay on the basis of 1/12th of the vacation pay he or she would have been entitled to on his or her preceding and/or succeeding eligibility date for each (130) clock hours worked for the Company during the twelve (12) months period immediately prior to his or her preceding and/or succeeding eligibility date, but not to exceed the number

(Section 13 continued on pate 13-b)

-13-a-

Section 13. (Continued)

of hours' vacation pay such employee would have received had he or she become eligible for full vacation benefits.

(D) Vacations as provided for herein shall be granted at any time of year during which this Agreement remains in effect. It is further provided and agreed that employees entitled to two or more weeks' vacation under the terms of this Section may, with the permission of the Company, or by mutual agreement with the Company, take their vacation in non-consecutive weeks. Vacations shall not be cumulative but must be granted and taken prior to the employee's next succeeding eligibility date.

(E) At least four (4) weeks prior of the desired date of vacation, each employee shall notify the Company, in writing, of his or her first and second choice for vacation period and insofar as practicable, his or her vacation will be granted at times most desired by the employee in question, with due regard for seniority, provided, however, that the final allocation of vacation periods shall rest exclusively with the Company in order to insure continuity of plant operations. At least two (2) weeks prior to the employee's desired time of vacation, the Company

(Section 13 continued on page 13-c)

-13-b-

Section 13. (Continued)

will inform employees of the vacation period allotted to them.

(F) Any employee entitled to a vacation as hereinabove provided for shall receive his or her vacation pay at least two (2) days prior to the starting of his or her vacation. Any person who has become eligible for a vacation under the foregoing provisions shall be entitled to receive his or her vacation pay, if at any time before receiving the vacation or pay, his or her employment relations with the Company have been severed for any reason. If an employee who has become eligible for a vacation as provided for in this Section, has an emergency or hardship, such as a death in the immediate family (mother, father, spouse, children, mother-in-law, father-in-law, brother and sister) or a sudden and serious health condition of an immediate family member (as defined above), the employee may request and receive one (1) week of earned, unused vacation pay after providing documentation of the emergency or hardship that is acceptable to the Company.

(G) In the case of the death of an employee who is entitled to a vacation as provided for in this Section and which has not been taken, the amount due shall be paid to the spouse of such employee or to such other individual as the employee may have designated.

-13-c-

SECTION 14

SHOPMEN'S IRONWORKERS HEALTH & WELFARE TRUST FUND

(A) For the duration of this Agreement, the Company agrees to pay Shopmen's Ironworkers Health & Welfare Trust Fund (hereinafter referred to as the "Trust Fund") the sum of three hundred sixty-six ($366.00) dollars per month for the purchase of health and welfare benefits for each eligible production and maintenance employee covered by this Agreement and for their eligible dependents.

(B) The Trust Fund shall be administered jointly by an equal number of Trustees selected by the Steel Fabricators Association of Southern California, Inc. and an equal number of Trustees selected by Ironworkers Local Union No. 509, as prescribed and set forth in the "Agreement and Declaration of Trust Providing for Shopmen's Iron Workers Health and Welfare Trust Fund" ("Agreement and Declaration of Trust"). The payments made by the Company to the Trust Fund, as hereinabove provided, shall be used solely for providing health and welfare benefits to eligible employees and their eligible dependents and for the necessary costs of administration, all in accordance with the provisions of the Agreement and Declaration of Trust, or as may

(Section 14 continued on page 14-a)

Section 14. (Continued)

be determined by the Board of Trustees of said Trust Fund, as provided in the Agreement and Declaration of Trust.

(C) It is expressly understood and agreed that the Steel Fabricators Association of Southern California, Inc. as such, shall not be held liable for the payment of the premium referred to herein, nor shall such Association assume any financial obligation with respect to such payment provided for herein on behalf of its members signatory hereto.

(D) The aforementioned Trust Fund shall continue to be maintained pursuant to the Agreement and Declaration of Trust. Any employer that is not a member of the Steel Fabricators Association of Southern California, Inc. shall be permitted to become or remain a contributing employer to the Trust Fund established by the Agreement and Declaration of Trust provided they have agreed with Shopmen's Local Union No. 509 to contribute to the Trust Fund and to be bound by the terms of the Agreement and Declaration of Trust. However, such non-member of the Association shall pay an administrative fee to the Trust Fund of $5.00 per month per eligible employee over and above the amount

(Section 14 continued on page 14-b)

-14-a-

Section 14. (Continued)

specified in Subsection (A) of this Section. Notwithstanding the foregoing, the Union may continue as a "contributing employer" without being subject to this administrative fee. The Trustees shall be authorized to develop multiple benefit programs in the event all employees do not contribute to the Trust Fund at the same rate.

(E) The term "employee" as used in this Section shall mean any employee covered by this Agreement who has completed at least ninety (90) days of continuous active employment with the Company. Benefits will be provided on the first day of the month following the completion of the aforementioned ninety (90) calendar days. However, a "new" employee who has previously worked under a Local 509 collective bargaining agreement at least six (6) months within the twelve (12) month period immediately prior to hire, shall be covered by the benefits provided by the Trust Fund pursuant to this Section 14, on the first day of the month after thirty (30) days of continuous service. Any employee

(Section 14 continued on page 14-c)

-14-b-

Section 14. (Continued)

who is covered by the benefits as provided by the Trust Fund shall be fully entitled to such coverage and benefits for a period of thirty (30) days after such employee ceases active employment with the Company, except as provided in the succeeding sentence. If an employee is absent due to an industrial injury occurring while such employee is performing work on the active payroll of the Company, the Company shall continue to make contributions on his behalf so long as such job injury continues up to a maximum of twelve (12) months. Each employee shall be furnished by the Trustees with a certificate or booklet outlining the benefits and the rules and regulations applicable to those benefits.

(F) Not later than the 25th day of each month, the Company shall remit to Shopmen's Iron Workers Health & Welfare Trust Fund its designated monthly contribution as hereinabove set forth, for the preceding month, and failure of the Company to make such monthly payment by the aforementioned date shall constitute a breach of this Agreement; and the Union, notwithstanding anything

(Section 14 continued on page 14-d)

-14-c-

Section 14. (Continued)

to the contrary contained in this Agreement shall have the right to remove its members from the plant or plants of the Company in the event the Company fails to make such monthly payment be the aforementioned date. Furthermore, failure of the Company to make such monthly payments, as herein provided, shall constitute a violation of Section 227 of the State Labor Code of the State of California; and therefore, notwithstanding any provisions contained in this Agreement to the contrary, any dispute relating to the Company's compliance or non-compliance with the provisions of this Subsection shall not be subject to arbitration.

(G) If the Company fails to make its monthly payments for two (2) consecutive months, the Administrator of the Trust Fund shall immediately notify all employees of the Company that their coverage for benefits will cease at the expiration of thirty (30) days from the date of such notice from the Administrator unless the employee elects to self-pay at the required employer contribution rate. Such self-payments may continue until the employer resumes making his monthly contributions. If the

(Section 14 continued on page 14-e)

-14-d-

Section 14. (Continued)

employee elects to self-pay, the Trust Fund will still be required to enforce collection of Company's contributions and all delinquent contributions and interest recovered from the Company will be used to reimburse the employees of the Company who self-paid on a prorata basis.

-14-e-

SECTION 14-A

RETIREMENT PLAN

(A) For the duration of this Agreement, the Company agrees to contribute to the Shopmen's Iron Workers Retirement Plan of Southern California ("Retirement Plan") the sum of ninety-four cents ($.94) for each hour of time paid to each production and maintenance employee, after ninety (90) days of continuous employment, covered by this Agreement.

(B) The Retirement Plan shall be administered jointly by an equal number of Trustees selected by the Steel Fabricators of Southern California, Inc. and an equal number of Trustees selected by Shopmen's Local Union No. 509. The Retirement Plan shall be administered pursuant to the terms of the Agreement and Declaration of Trust Providing for Shopmen's Iron Workers Retirement Fund of Southern California ("Agreement and Declaration of Trust").

(C) Not later than the 25th day of each month, the Company shall remit to the Trustees of the Retirement Plan for the preceding month, the required monthly payment provided for above, and failure of the Company to make such monthly payments by the

(Section 14-A continued on page 14-A-a)

-14-A-

Section 14-A. (Continued)

aforementioned date shall constitute a breach of this Agreement; and the Union, notwithstanding anything to the contrary contained in this Agreement, shall have the right to remove its members from the plant or plants of the Company in the event the Company fails to make such monthly payment by the aforementioned date. Furthermore, failure of the Company to make such monthly payments as herein provided shall constitute a violation of Section 227 of the State Labor Code of the State of California; and therefore, notwithstanding any provisions contained in this Agreement to the contrary, any dispute relating to the Company's compliance or non-compliance with the provisions of this Subsection shall not be subject to arbitration.

(D) The Company agrees to furnish said Trustees all records pertaining to the names of its employees, Social Security numbers, classifications, the hours of time paid, and such other information as may be required by the Trustees for the proper and efficient administration of the Retirement Plan.

(E) The Steel Fabricators Association of Southern California, Inc. and the Union, hereby specifically agree that

(Section 14-A continued on page 14-A-b)

-14-A-a-

Section 14-A. (Continued)

any employer that is not a member of the Association may, nevertheless, be allowed to participate in the Retirement Plan provided it has entered into a Collective Bargaining Agreement with Local 509 by which it agrees to contribute and to be bound by the terms of the Agreement and Declaration of Trust. However, such participation will be permitted only on the condition that an administrative fee of $5.00 per month is paid to the Retirement Plan by such non-member Company in consideration of each employee from that Company who participates in the Retirement Plan. Such fee will be used solely for administrative expenses of the Retirement Plan and will not accrue to the account of any participant. No such $5.00 monthly administrative fee will be required in consideration of employees for whom a $5.00 monthly administrative fee is being paid to the Health and Welfare Trust Fund. Further, no $5.00 monthly administrative fee will be required from the Union.

(F) The Trustees of the Retirement Plan shall, effective August 1, 1988, amend the Retirement Plan to permit participants to receive benefits sixty (60) months after termination of

(Section 14-A continued on page 14-A-c)

-14-A-b-

Section 14-A. (Continued)

of service and participation under the Retirement Plan and to delete the provision for receipt of benefits six (6) months after termination for benefits accrued after July 31, 1988.

-14-A-c-

SECTION 15

ERECTION AND FIELD FABRICATION

The provisions of this Agreement shall be applicable only to the employees of the Company comprising the bargaining unit described and set forth in Section 1 hereof, and to work done by such employees as described and set forth in such Section; and it is therefore specifically understood and agreed that the provisions of this Agreement shall not be construed as being applicable to erection, field fabrication or construction work, or to employees engaged in such work, and the Company agrees it will not require any employee covered by this Agreement to perform such work for the Company. Employees shall assist customers when requested with the approval of their supervisor or manager.

SECTION 16

APPRENTICES

The provisions of this Agreement shall be applicable to Apprentices if any are employed by the Company. However, Apprentices shall not be employed except in accordance with "Standards of Apprenticeship" approved by the Company, the Union, the proper authority of the State in which the Company's plant, or plants , are located, or in States in which there is no such authority established by law, the Bureau of Apprenticeship, United States Department of Labor and such Standards of Apprenticeship and any amendments thereto must be approved as to form by the International.

SECTION 17

SENIORITY

(A) Employees shall be regarded as probationary employees until they have worked for the Company within the bargaining unit described and set forth in Section 1 of this Agreement an aggregate total of ninety (90) days worked within the period of six (6) months from the first day of employment, or from the first date of re-employment after a break of continuity of service with the Company, as the case may be, and during such probationary period all the provisions of this Agreement shall apply to such employees except the provisions of Subsection (B) of this Section; however, should any such probationary employee be discharged or laid off, the Company shall be under no obligation to re-employ such person. When employees have completed the aforementioned probationary, they shall have a plant-wide seniority status beginning with the date of employment within the bargaining unit and their seniority status shall commence as of such date. The continuous service and seniority status of an employee shall not be affected or interrupted as a result of layoffs, injury, illness, leaves of absence, or other

(Section 17 continued on page 17-a)

Section 17. (Continued)

cause not due to the voluntary act or fault of the employee; however, the continuous service of an employee and his or her seniority status shall be terminated for any of the following reasons, unless the Company and the Union, by agreement in writing, determine otherwise:

(1) Absence of an employee from work for three (3) consecutive regular workdays without having requested permission to be absent, unless failure to request permission to be absent was due to circumstances beyond such employee's control.

(2) Failure of an employee to report for work and return to work, when laid off, in accordance with the following procedure: Employees who are laid off shall keep the Company advised, in writing, of his or her current address. Any employee who is laid off shall be recalled to work by the Company when work is available for him or her in accordance with his or her seniority status, and the Company shall notify such employee, by telegram addressed to such address, which shall specify the date and hour to report for work, which shall not be less than five (5) regular

(Section 17 continued on page 17-b)

-17-a-

Section 17. (Continued)

workdays nor more than fifteen (15) regular workdays after sending of such notice. The employee, within three (3) full regular workdays after the sending of such notice, notify the Company by mail, telegram, telephone call, or by person whether or not he or she will report to work at the time requested; however, such notification shall not be required of the employee in the event the employee is unable to give such notice or to return to work as requested because of injury or confirmed illness prohibiting him or her from doing so. Within twenty-four (24) hours after the Company has sent such notice to such employee to report for work, as hereinabove provided, a copy of such notice shall be given to the Union's Chief Shop Steward.

(3) Discharge of an employee for proper cause.

(4) When an employee resigns or quits.

(5) Failure of an employee to report to work and return to work following the conclusion of an approved leave of absence.

(6) When an employee has not performed any work for the Company for twelve (12) consecutive months as a result of layoff

(Section 17 continued on page 17-c)

-17-b-

Section 17. (Continued)

by the Company or as a result of illness or injury, it being understood that, by mutual agreement between the Company and the Union, the aforementioned twelve (12) consecutive month period may be extended in cases of compensable illness and/or injury.

(7) When an employee is transferred or accepts a position with the Company which is not included in the bargaining unit, unless such employee obtains a leave of absence in writing approved by the Company and the Union.

(B) In all cases of promotions, demotions, when filling vacancies which may occur, when new work operations are created, when work operations are abolished, when work operations that have been abolished are re-established, and in all cases of increase or decrease of forces, preference shall be given employees with the greatest length of continuous service, subject to their relatively equal ability to perform the work operation in question. In all cases of demotions, when work operations are abolished, and when decrease in forces occurs, the employee(s) affected may replace any junior employee assigned to a work operation which the senior employee is capable of performing;

(Section 17 continued on page 17-d)

-17-c-

Section 17. (Continued)

however, such senior employee may, in lieu of accepting a lower- rated work operation, take time off (not to exceed twelve (12) months), and in that event such employee shall not be compelled to subsequently accept an assignment to a lower-rated work operation as a condition of retaining his or her seniority status. When necessary to layoff an employee(s) temporarily or otherwise, the determination of employee(s) who is to be laid off shall be made in accordance with the provisions of this Subsection. The employee(s) who are to be laid off shall be notified, in writing, at least two (2) workdays before the layoff occurs, and any such employee not so notified shall be paid his or her regular straight-time wage rate for any difference between the length of notice given him or her and the two (2) workday period as provided for herein, provided, however, such notice shall not be required with respect to temporary layoff because of lack of work for five (5) consecutive workdays of less, or because of breakdown of machinery, floods, fired, or Acts of God. Seniority shall not be invoked by an employee which would result in the displacement of any employee, except as a result of the

(Section 17 continued on page 17-e)

-17-d-

Section 17. (Continued)

application of the provisions of this Subsection. The foregoing provisions of this Subsection shall not apply to probationary employees referred to in Subsection (A) of this Section; therefore, in all cases of decrease of forces, all probationary employees, if any, shall be laid off before any other employee are laid off. In the event an employee is subject to layoff, he or she may displace or "bump" another employee with less plant- wide seniority who occupies a job position not affected by the layoff. In order to qualify for bumping rights under this provision, the affected employee must have previously received adequate on-the-job training in the job position, which the employee seeks to bump into. If the employee is permitted to displace the junior employee the first three (3) full working days shall be considered a trial period during which either the employee or the Company may determine, that the employee's placement in the job position was not appropriate. In such event, the employee shall be placed on layoff status under the terms and conditions of this Agreement.

In the event that a new job is created or vacancies occur,

(Section 17 continued on page 17-f)

-17-e-

Section 17. (Continued)

the Company shall post on its bulletin board for a period of five (5) working days the announcement of the job opening, along with a bid list. During this period, any employee may place his or her name on the bid list. The job shall be awarded to the most senior employee on the list who has the necessary skill and job experience to perform the job, based upon adequate on-the-job training. If the employee is awarded the open job, the first three (3) full working days shall be considered a trial period during which either the employee or the Company may determine that the employee's placement in the job position was not appropriate. In such an event, the employee shall be permitted to return to his or her prior job position without a loss of pay, benefits or seniority.

On-the-job "cross training" shall be available to employees, on a seniority basis and based upon the Company's prevailing operational demands, including department needs.

(C) The Company shall, on or within two (2) regular work- days after the first of each month, furnish the Union a list

(Section 17 continued on page 17-g)

-17-f-

Section 17. (Continued)

containing the names of its employees who, during the preceding monthly period, left the active employ of the Company and state thereon whether the employee is on leave of absence, quit, was laid off, or discharged; and if laid off or discharged, the reason therefor. Such list shall also contain the names of all employee hired or returned to work during the preceding monthly period, their home address, classification, rate of pay, Social Security number, and badge or clock number.

(D) The Company shall, within fifteen (15) days after the signing of this Agreement, furnish the Union, a seniority schedule containing the name, date of employment, badge or clock number, and classification of each employee. Revised schedules shall be furnished the Union by the Company each three (3) months during the term of this Agreement. In order to facilitate the proper administration of this Agreement, the Union shall be furnished, upon request, information concerning the employment date, classification, and rate of pay of any employee to whom this Agreement is applicable.

(Section 17 continued on page 17-h)

-17-g-

Section 17. (Continued)

(E) Apprentices shall not acquire seniority under the provisions of this Section, except with respect to other Apprentices employed by the Company. However, Apprentices shall be given preference in accordance with their respective length of continuous service with the Company should it become necessary to layoff an Apprentice to maintain the proper ratio of Apprentices as provided for in the Standards of Apprenticeship referred to in Section 16 hereof. Upon successful completion of his apprenticeship, an Apprentice shall acquire a seniority status in accordance with his length of continuous service with the Company from date of hiring.

-17-h-

SECTION 18

LEAVE OF ABSENCE

(A) Leaves of absences, without pay, shall be granted by the Company to any employee for reasonable cause, without prejudice to the employee's seniority or other rights. Application for leave of absence must be made in writing to a representative of the Company designated by it for such purpose, and be approved in writing by such Company representative. A copy of the employee's application and approval thereof shall be given to the Chief Shop Steward for the Union. Generally, such leave of absence will be for a period of not more than thirty (30) days, but may be extended for reasonable cause by mutual agreement between the Company and the Union. Employees granted "leaves of absences" shall be re-employed by the Company at the end of such leave if work is available in accordance with his or her accumulated seniority and, in any event, shall be re-employed as soon as work is available in accordance with such employee's seniority status. Any employee who, while on leave of absence, obtains employment with another employer without having obtained

(Section 18 continued on page 18-a)

Section 18. (Continued)

prior permission to do so from the Company and the Union shall be subject to discharge.

(B) Each employee who has been continuously employed for at least one (1) year, during each year of this Agreement, shall be entitled during the year to 160 hours of sick leave at the employee's guaranteed hourly rate of pay. In addition to the requirement of continuous employment, the employee to be eligible must also be eligible for payments and must receive under the California State Unemployment Compensation Disability Program of the California State Workman's Compensation Act. The Employer will pay to each qualified employee sick leave benefits in an amount equivalent to the difference between the weekly benefit paid by the Disability Insurance carrier or by Workman's Compensation and the employee's guaranteed hourly rate for a period of 160 hours or four (4) weeks in any one agreement year.

The agreement year shall be the anniversary date for cancellation of all unused benefits and the reinstatement of the new benefit period. On each August 1st during the term of this Agreement an eligible employee shall be entitled to a new 160

(Section 18 continued on page 18-b)

-18-a-

Section 18. (Continued)

hours of sick leave pay. However, he or she shall not carry over any unused sick leave pay from the previous contract year.

(C) In the event of a death in the immediate family (mother, father, spouse, children, mother-in-law, father-in-law, brother and sister) of an employee such employee shall be paid for eight (8) hours at his or her regular straight-time hourly rate for each regular workday taken off, but not to exceed three (3) days pay.

-18-b-

SECTION 19

GRIEVANCE PROCEDURE

(A) A Chief Shop Steward, and an Assistant Chief Shop Steward, and Shop Stewards on each shift shall be appointed by the Union from among its members employed by the Company. Companies with thirty (30) or less employees, the Union shall be limited to two (2) Shop Stewards. The Union shall keep the Company informed of the names of its members who have been appointed as Stewards.

(B) The Chief Shop Steward, Assistant Chief Shop Steward and one Shop Steward shall constitute the Shop Committee. In the absence of the Chief Shop Steward, or Assistant Chief Shop Steward, whichever is present and two (2) Shop Stewards shall constitute the Shop Committee. Companies with thirty (30) or less employees, the Union shall be limited not to exceed two (2) Shop Stewards which shall constitute the Shop Committee. Shop Stewards shall not be discriminated against for performing their duties as hereinafter provided for, nor shall any employee be discriminated against for presenting a grievance or dispute or consulting with a Shop Steward about any complaint or grievance

(Section 19 continued on page 19-a)

Section 19. (Continued)

he or she may have. After a grievance or dispute has been presented, as provided for in Subsection (C) hereof, no Foreman, Supervisor or other representative of the Company shall discuss such grievance or dispute with the employee(s) unless the Shop Steward is present during such discussion.

(C) Should any differences arise between the Company and an employee or employees, the aggrieved employee, or employees, as the case may be, shall present such grievance or grievances immediately, and, in any event, not later than thirty (30) calendar days from the date the grievance occurs or comes to the attention of the aggrieved party, and an earnest effort shall be made to settle such differences in the following manner:

Step 1. By the complaining employee(s), Shop Steward, and Foreman of the Department. If not settled, the grievance or dispute shall be processed as provided for in Step 2.

Step 2. By the Shop Committee and a designated representative(s) of the Company. If not settled, the grievance or dispute shall be processed as provided for in Step 3.

Step 3. By a representative of the Union, the Shop

(Section 19 continued on page 19-b)

-19-a-

Section 19. (Continued)

Committee, and a designated representative(s) of the Company. The Company's representative shall render a decision, in writing, within three (3) workdays following the day on which the grievance or dispute is presented in this Step 3. Such decision shall be considered as satisfactory and the grievance or dispute considered settled unless the Union notifies the Company, in writing, within fifteen (15) workdays after the three (3) day period of consideration, as hereinabove provided for in this Step 3, that it is the desire of the Union that the grievance or dispute be submitted to arbitration in accordance with the arbitration provisions hereinafter set forth.

In the event a grievance or dispute between the Company and an employee(s) is not settled as provided for in Step 1 above, the grievance or dispute shall be reduced to writing, on forms furnished by the Union, and signed by the aggrieved employee or the Departmental or Chief Shop Steward, and shall be taken up on some one day of each week to be mutually agreed upon. The processing of grievance or disputes in Step 1, 2 and 3 above shall be during regular scheduled work hours without loss of pay

(Section 19 continued on page 19-c)

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Section 19. (Continued)

to the Shop Stewards involved, it being understood that such privilege shall not be abused.

(D) Should a grievance or dispute arise between the Company and the Union in connection with the application, interpretation, or alleged violation of any provision of this Agreement, the complaining or aggrieved party shall serve notice thereof, in writing, on the other not later than five (5) workdays from the date the grievance or dispute occurred or comes to the attention of the complaining or aggrieved party; and within the ten (10) work days immediately following receipt of such written notice, a designated representative(s) of the Union and a designated representative(s) of the Company shall make an earnest effort to settle such grievance or dispute; and failing to do so, the matter shall, upon written notice of either party to the other, be submitted to arbitration in accordance with the arbitration provisions hereinafter set forth in this Agreement, provided such written notice is given within fifteen (15) workdays immediately following the aforementioned ten (10) workday period.

(E) The Shop Stewards provided for and mentioned in this

(Section 19 continued on page 19-d)

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Section 19. (Continued)

Section 19 shall have and possess power and authority to act for and bind the Union only in connection with those functions, rights, obligations and matters provided for in this Agreement. They shall not have, or be deemed to have, any other authority to act for or bind the Union. Specifically, no Shop Steward has any authority, real or apparent, to act for or in behalf of the Union, in any manner contrary to or in violation of any applicable Section or provision of the Labor-Management Relations Act, 1947, in the matter of hiring or firing employees, or disciplining, demoting or punishing employees, or discriminating against employees, or altering, suspending, or terminating all or any part of this Agreement, or calling or causing or inducing strikes, work stoppages or picketing, or establishing boycotts. Nor shall the fact that any such Shop Steward has, on one or more occasions, assumed authority to act for the Union in connection with matters for which he is not hereby authorized to act in behalf of the Union, be deemed evidence of any real or apparent authorization by the Union of such activities by the Shop Steward, unless the Company shall have given the Union written

(Section 19 continued on page 19-e)

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Section 19. (Continued)

notice of such activity or activities of the Shop Steward and the Union, within a reasonable time thereafter, has failed to post notices on the Bulletin Boards located on the Company's premises directing such Shop Steward to cease and desist from such activities and proclaiming that he as acted beyond the scope of the authority granted him by the Union.

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SECTION 20

ARBITRATION

(A) Any grievance or dispute between the Company and the Union or between the Company and an employee(s) that has been processed in accordance with the provisions of the preceding Section of this Agreement but not satisfactorily settled shall, upon the written request of either party to this Agreement, be submitted to arbitration by an impartial arbitrator to be selected by mutual agreement of the parties. If, within five (5) workdays after receipt of such written request, the parties are unable to agree upon an Arbitrator, the Director of the Federal Mediation and Conciliation Service shall be requested to submit the names of five (5) disinterested persons qualified and willing to act as impartial arbitrators. From such list, the Company and the Union shall each alternately strike one name until four (4) names have been eliminated and the person whose name remains on the list shall be selected to act as the impartial arbitrator. The procedure to be followed in submitting the difference or dispute to the Arbitrator shall, unless agreed upon by the parties within three (3) workdays after the selection of the

(Section 20 continued on page 20-a)

Section 20. (Continued)

Arbitrator, be determined by the Arbitrator himself. The Arbitrator shall submit his decision, in writing, within thirty (30) days (except discharge cases, then, in that event, the Arbitrator shall be limited to fifteen (15) days in lieu of the thirty (30) days) after the conclusion of the hearing, or hearings, as the case may be, and the decision of the Arbitrator so rendered shall be final and binding upon the employee(s) involved and upon the parties to this Agreement and judgment thereon may be entered in any court having jurisdiction. The compensation and necessary expenses of the Arbitrator shall be borne equally by the Company and the Union.

(B) The foregoing provisions for arbitration are not intended and shall not be construed as in anywise qualifying or making subject to change any term or condition of employment specifically covered by this Agreement, nor shall they apply to any dispute as to the terms or provisions to be incorporated in any proposed new agreement between the parties. The Arbitrator shall not have the right to add to, subtract from, modify or disregard any of the terms or provisions of this Agreement, and

(Section 20 continued on page 20-b)

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Section 20. (Continued)

the decision of the Arbitrator shall be based solely on the interpretation of the provisions of this Agreement applicable to the grievance or dispute. However, the Arbitrator is hereby authorized and empowered to make his decision and award retroactive, if, in his judgment, circumstances justify such an award. Any dispute between the parties as to the interpretation or construction to be placed upon the award made as hereinabove provided for shall be submitted to the impartial Arbitrator who made the award, who may thereupon construe or interpret the award as far as necessary to clarify the same, but without changing the substance thereof, and such interpretation or construction shall be binding upon all parties.

The Arbitrator is hereby prohibited from publishing or circulating the award in any manner whatsoever without obtaining prior written permission from the Company and the Union.

-20-b-

SECTION 21

STRIKES AND LOCKOUTS

(A) The Company agrees not to cause, permit or engage in any lockout of its employees during the term of this Agreement, except for the refusal of the Union to process a grievance in accordance with the grievance procedure of this Agreement, or refusal of the Union to submit to arbitration in accordance with the arbitration provisions of this Agreement, or failure on the part of the Union to comply with the award of the Arbitrator. The Union agrees that neither it nor its members individually or collectively will, during the term of this Agreement, cause, permit, or take part in any strike, picketing, sit-down, stand- in, slow-down, or curtailment or restriction of production or interference of work in or about the Company's plants or premises, except for refusal of the Company to process a grievance in accordance with the grievance procedure of this Agreement, or refusal of the Company to submit to arbitration in accordance with the arbitration provisions of this Agreement, or failure on part of the Company to comply with the award of the Arbitrator.

(Section 21 continued on page 21-a)

Section 21. (Continued)

(B) I. The Company and the Union agree that the grievance procedures provided herein are adequate to provide a fair and final determination of all grievance arising under the terms of this contract.

It is the desire of the Union and the Company to avoid strikes and work stoppages.

II. If a strike, picketing, sit-down, stand-in, slow-down or curtailment or restriction of production or interference with work by any member or members of the Union in or about the Company's plant or premises contrary to and in violation of Section 21(A) of this Agreement occurs, and any employee participating herein is disciplined, which may include discharge, the disciplinary action (including the alleged guilt) taken by the Company shall be subject to the grievance procedure up to and including arbitration. However, no disciplinary action shall be taken against any employee subsequent to one week from the time the action complained of occurred.

III. During any period in which employees are engaged in any work stoppage, strike or intentional slow-down of production

(Section 21 continued on page 21-b)

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Section 21. (Continued)

before all available settlement procedures provided in the contract have been exhausted, the Company will not be required to bargain with representatives of the Union with respect to the employees engaged in such work stoppage, strike or intentional slow-down of production. The term "intentional slow-down of production" shall mean a condition of willful restriction or reduction of production by any employee which is within such employee's reasonable control.

IV-a. In any case where a work stoppage or strike occurs in violation of the provisions of Section 21 of this Agreement, the Union will, in its discretion, or upon proper signed notification by the Company to the Union, send by first class mail to each employee reported by the Company to the Union to be engaged or participating in such work stoppage or strike, addressed to him at his last known address, the following notice and also will post the (same) following notice throughout the entire plant affected thereby, on the Union's Bulletin Board referred to in this contract:

(Section 21 continued on page 21-c)

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Section 21. (Continued)

"To All Members of SHOPMEN'S LOCAL UNION NO. 509 of the INTERNATIONAL ASSOCIATION OF BRIDGE, STRUCTURAL, ORNAMENTAL AND REINFORCING IRON WORKERS:

(Dated)

You are advised that certain action took place today in this plant. This action was unauthorized by both the Local and International Union.

You are directed to promptly return to your respective jobs and to cease any action which may affect production. The grievance(s) in dispute will be processed through the regular grievance procedures provided for in your contract.

If conditions do not return to normal immediately, we feel that the Company is justified in permanently replacing you with new employees." It is agreed that an authorized officer of the Local Union and/or an authorized officer of the International Union shall sign the notice above referred to.

IV-b. Upon notification given the Union by the Company that the action referred to in the preceding Subsection has not

(Section 21 continued on page 21-d)

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Section 21. (Continued)

brought about a termination of such work stoppage, strike or intentional slow-down of production , the Union will take such further steps as it, in its discretion, considers reasonable and appropriate under the circumstances to bring about compliance with the notice referred to in Subsection (A) above.

V. The Company agrees that in consideration of the performance by the Union of the undertakings herein assumed by it in Subsection IV hereof with respect to the termination of unauthorized strikes, and work stoppages, there shall be no liability by suit for damages on the part of the Union, its officers, agents or members, for breach of contract of any kind or character whatsoever.

(C) Notwithstanding anything in this Agreement to the contrary, it shall not be a violation of any term or provision of this Agreement for any employee of the Company, to whom this Agreement is applicable, to refuse to cross a picket line legally established, at the Company's plant or plants covered by this Agreement, by any Union, provided the Union that called the strike or established the picket line is the bargaining

(Section 21 continued on page 21-e)

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Section 21. (Continued)

representative of a unit on the effective date of this Agreement, comprised of employees of the Company employed in or about such plant or plants of the Company, and provided that the strike or picket line arises out of a dispute affecting such unit and has been authorized or sanctioned by the International of the Union that called the strike or established the picket line. Furthermore, in the event a strike occurs or a picket line is established, at the Company's plant or plants covered by this Agreement, as hereinabove provided, then, in that event, no employee covered by this Agreement shall be requested or required by the Company to perform any of the work operations which would normally be performed by employees comprising the bargaining unit represented by the Union that called such strike or established such picket line.

-21-e-

SECTION 22

PLANT VISITATION

An authorized representative of the Union shall be permitted to visit the office of the Company at all reasonable hours and after notifying a representative of the Company, designated by it for such purpose, will be permitted to visit the Company's shop during working hours to investigate any matter covered by this Agreement, but he shall in no way interfere with the progress of the work.

SECTION 23

BULLETIN BOARDS

Bulletin Boards shall be made available by the Company for the exclusive use of the Union for the purpose of Union notices relating to meetings, appointments of committees, election of officers, seniority schedules, dues, entertainment, health and safety.

SECTION 24

SAFETY AND HEALTH

(A) The parties hereto recognize the importance of safety provisions in the plant for the welfare of the employees and the protection of the Company's property. The Company agrees to make reasonable provisions for the safety and health of its employees during the hours of their employment. There shall be a permanent Safety Committee consisting of not less than two (2) persons, who shall be employees of the Company, selected by the Union, and an equal number of persons selected by the Company. This Committee shall investigate, discuss, and submit recommendations calculated to relieve any unsafe or unhealthy condition that may exist. These recommendations are to be submitted to the Company and it agrees to make reasonable efforts to improve any safety defect or unhealthy condition which the Company may call to its attention.

(B) The Company agrees to furnish the following items to the employee(s):

(1) Proper clothing for employee(s) working in the yard during inclement weather.

(2) Lockers for employee(s) to store their belongings.

SECTION 25

SAVING CLAUSE

It is assumed by the parties hereto that each provision of this contract is in conformity with all applicable laws of the United States and of the State of California. Should it later be determined that it would be a violation of any legally effective Governmental or State Order or Statute to comply with the provision or provisions of this Agreement, the parties hereto agree to re-negotiate such provisions or provisions of this Agreement for the purpose of making them conform to such Governmental or State Order of Statue as long as they shall remain legally effective and the other provisions of this Agreement shall not be affected thereby.

SECTION 26

INTERIM AMENDMENT

This Agreement may be amended at any time by an agreement in writing, executed by the parties hereto and approved as to form by the International. The party desiring such an amendment shall submit a proposal thereof in writing to the other party, which shall be entitled "Request For Interim Amendment" and specify that it is given under this Section 26, and upon receipt thereof the other party shall promptly consider such proposal and, if requested to do so, discuss it with the other party proposing the amendment. The giving of such written Request For Interim Amendment shall in no way affect or result in a termination or expiration of this Agreement or prevent or obstruct any continuation or renewal thereof.

It is expressly understood that if any disagreement should arise between the parties as to any "Request For Interim Amendment" submitted by either party under this Section 26, such disagreement shall not be reviewable under the grievance procedure set forth in Section 19, nor arbitrable under the arbitration provisions and procedure set forth in Section 20 of this Agreement.

SECTION 27

DURATION AND TERMINATION

This Agreement, with any amendments thereof made as provided for therein, shall remain in full force and effect until midnight of July 31, 2004; and unless written notice be given by either party to the other at least sixty (60) days and not more than ninety (90) days prior to such date of a desire for change therein or to terminate the same, it shall continue in effect for an additional year thereafter. In the same manner, this Agreement, with any amendments thereof shall remain in effect from year to year thereafter, subject to termination at the expiration of any such contract year upon notice in writing given by either party to the other at least sixty (60) days and not more than ninety (90) days prior to the expiration of such contract year. Any such notice as hereinabove provided for in this Section, whether specifying a desire to terminate or to change at the end of the current contract year, shall have the effect of terminating this Agreement at such time. However, if the notice given is entitled "Request For Interim Amendment" and specifies that it is given under Section 26 hereof, it shall not prevent the continuance of this Agreement for an additional year even though given within the time prescribed in this Section.

IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto as of the date and year first above written, the City of Los Angeles, State of California.

FOR: SHOPMEN'S LOCAL UNION MERCHANTS METALS, INC. NO. 509

By: /s/ EZQUIVEL GARCIA, JR.

President

/s/ GARY HOFFPAUIR

Director of Human Resources

By: /s/ STEVEN GOODMAN

Recording Secretary

APPROVED AS TO FORM: INTERNATIONAL ASSOCIATION OF BRIDGE, STRUCTURAL, ORNAMENTAL AND REINFORCING IRON WORKERS, AFL-CIO

By: /s/ DENNIS TONEY

Executive Director